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                                                                    Exhibit 99.1
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                      Pinnacle Entertainment Shareholders
                         Overwhelmingly Approve Merger

     GLENDALE, Calif., Oct. 10 /PRNewswire/ -- Pinnacle Entertainment, Inc. (NYSE: PNK -- news; formerly Hollywood Park, Inc.) today announced that its shareholders, by an overwhelming majority of over 78% of shares outstanding, approved the Company's proposed previously announced merger with a subsidiary of PH Casino Resorts, Inc., a subsidiary of Harveys Casino Resorts, as well as the election of nine directors to serve on the Board until the completion of the merger, currently expected to occur later this year, or at the latest, the first quarter of 2001, pending receipt of certain regulatory approvals, and PH Casino Resorts obtaining necessary financing. Both proposals were presented to the Company's shareholders in the Company's proxy statement and supplement.

     As previously announced, each Pinnacle Entertainment shareholder will be entitled to receive $24 in cash for each share held, plus up to an additional $1.00 in cash for each share contingent upon the sale of the Company's 97 acres of surplus land in Inglewood, CA before March 1, 2002.

                         About Pinnacle Entertainment

     Pinnacle Entertainment is a diversified gaming company that owns and operates six casinos (three with hotels) in Nevada, Mississippi, Louisiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The company has completed the construction of the Belterra Casino Resort, a major hotel/casino complex in Southern Indiana, approximately 35 miles southwest of Cincinnati. The facility is expected to open on October 23, 2000.

     Except for historical information, the matters addressed in this press release may constitute "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect future results and, accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of the Company. Pinnacle Entertainment cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to (a) the completion of the sale of Pinnacle Entertainment to PH Casino Resorts, Inc., a subsidiary of Harveys Casino Resorts, (b) the completion of various asset dispositions, (c) the completion (on time and on budget) and successful operation of the Company's planned expansion and development projects, including the Belterra Casino Resort, (d) successful collection of pending insurance claims relating to the Miss Belterra boat accident and related business interruption insurance, (e) obtaining adequate financing to meet strategic goals, (f) obtaining and retaining gaming licenses and regulatory approvals, (g) increased competition from casino operators with greater resources, (h) other changes in the gaming markets in which the Company operates, and (i) other risks as detailed from time to time in Pinnacle Entertainment's filings with the

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Securities and Exchange Commission ("SEC").  For more information on the potential factors that could affect the Company's financial results, review the Company's filings with the SEC, including the Company's Annual Report on Form 10-K and the Company's other filings with the SEC.

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